EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2021 Results

SACRAMENTO, Calif., July 22, 2021 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $2.4 million, or $0.40 per diluted share for the second quarter of 2021 compared to $1.7 million, or $0.30 per diluted share for the second quarter of 2020. For the six months ended June 30, 2021, net income was $5.0 million or $0.84 per diluted share, compared to $3.2 million or $0.54 per diluted share for the six months ended June 30, 2020.

“The second quarter of 2021 was quite active for AMRB; we announced the merger with Bank of Marin Bancorp, worked diligently to help our PPP borrowers have their loans forgiven, and continued to keep our focus on growing the Company,” said David E. Ritchie, Jr., President and Chief Executive Officer. “Despite these activities, our priority was keeping our staff and clients safe through the COVID-19 Pandemic and helping our clients navigate through this crisis.”

Financial Highlights

  On April 19, 2021, the Company announced that it had entered into an Agreement to Merge and Plan of Reorganization with Bank of Marin Bancorp. See the Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on April 19, 2021 or the Form DEFM-14 filed with the SEC on June 28, 2021.

  Net income for the second quarter of 2021, excluding merger related expenses of $431,000, was $2.8 million, or $0.47 per diluted share and net income for the six months ending June 30, 2021, excluding merger costs of $431,000, was $5.4 million, or $0.92 per diluted share.

  Net loans decreased $32.5 million (7.1%) from June 30, 2020 to June 30, 2021. During the first half of 2021, net loans decreased $44.0 million (9.3%). Much of the decrease in 2021 is related to loans funded under the Paycheck Protection Program (“PPP”) that have subsequently been forgiven and closed. PPP loans decreased $50.0 million (66.0%) from $75.8 million at June 30, 2020 to $25.8 million at June 30, 2021. During the first half of 2021, PPP loans decreased $29.7 million (53.5%).

  Deposits increased $46.0 million (6.2%) from $741.7 million at June 30, 2020 to $787.7 million at June 30, 2021 and increased $43.5 million (5.8%) during the first six months of 2021.

  The second quarter 2021 net interest margin was 3.44%, compared to 3.58% for the first quarter of 2021 and 3.48% for the second quarter of 2020. The net interest margin for the six months ended June 30, 2021 was 3.51%, compared to 3.60% for the six months ended June 30, 2020.

  Net interest income was $7.2 million in the second quarter of 2021, compared to $6.5 million in the second quarter of 2020. For the six months ended June 30, 2021, net interest income was $14.3 million, compared to $12.7 million for the six months ended June 30, 2020.

  Pretax, pre-provision income increased $46,000 (1.5%) to $3.0 million in the second quarter of 2021, compared to $2.9 million in the second quarter of 2020. For the six months ended June 30, 2021 pretax, pre-provision income was $6.6 million, an increase of $1.2 million (23.9%) when compared to $5.4 million for the first six months of 2020.

  The allowance for loan losses was $6.3 million (1.45% of total loans) at June 30, 2021, compared to $6.2 million (1.33% of total loans) at June 30, 2020. There were no nonperforming loans at June 30, 2021, December 31, 2020 or June 30, 2020.

  Shareholders’ equity was $95.3 million at June 30, 2021, compared to $92.9 million at March 31, 2021 and $90.3 million at June 30, 2020. Tangible book value per share was $13.19 at June 30, 2021, compared to $12.84 at March 31, 2021 and $12.45 at June 30, 2020. Book value per share was $15.91 per share at June 30, 2021, compared to $15.58 per share at March 31, 2021 and $15.20 per share at June 30, 2020.

  The Company continued the quarterly cash dividend by paying a $0.07 per share cash dividend on May 19, 2021.

  The Company continues to maintain strong capital ratios. At June 30, 2021, the Leverage ratio was 8.4% compared to 8.5% at March 31, 2021 and 8.4% at June 30, 2020, the Tier 1 Risk-Based Capital ratio was 16.4% compared to 15.5% at March 31, 2021 and 15.5% at June 30, 2020, and the Total Risk-Based Capital ratio was 17.6% compared to 16.7% at March 31, 2021 and June 30, 2020.

Northern California Economic Update, June 30, 2021

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts, and the State of California Employment Development Department.

The commercial real estate and employment data below, primarily covering years 2018 through 2020, reflects mostly positive trends in the markets served by the Bank. 2019 commercial real estate results reflect some slight signs of slowing when compared to year-end 2018. Unemployment for the month of December 2019 decreased when compared to year-end 2018. As of December 31, 2020, unemployment increased when compared to year over year results, in all of the market areas of the Bank, due in large part to the COVID-19 pandemic which has persisted for much of 2020 and continuing into 2021. Although unemployment in the State of California was higher at December 31, 2020 compared to December 31, 2019, unemployment shows a decreasing trend over the year, ending May 2021 at 7.9% compared to May 2020 of 15.6%.

The Bank’s management continues to closely monitor the ongoing economic effects of the COVID-19 pandemic, including temporary and permanent business closures, increased unemployment, the impact of the excess stimulus in the economy, and the disruption of supply chains for construction and other industries. Unemployment has stabilized as businesses have begun to reopen while the commercial real estate market begins to recover as the vaccine continues to be administered and restrictions are lifted in the State of California. As of June 15, 2021, most of the COVID-19 restrictions put in place in 2020 where lifted by the Governor of California.

Commercial Real Estate. In the Greater Sacramento Area, when comparing fourth quarter 2019 to fourth quarter 2018, commercial real estate vacancies improved, or stayed the same, in all segments. Office vacancy decreased from 14.0% to 13.8%, retail vacancy remains at 7.8%, and industrial vacancy decreased from 4.7% to 4.6%. Vacancy rates have increased for the office segment for the fourth quarter 2020, increasing to 14.9%, a 110 bps increase compared to the fourth quarter 2019, with industrial vacancy rates increasing to 5.5%, a 70 bps increase compared to fourth quarter 2019. For the first quarter 2021, the trend continued for vacancy rates for the office segment, increasing to 15.6%, a 230 bps increase from the first quarter of 2020. For the first quarter of 2021, the industrial sector showed a reduction in vacancy to 4.7%, a 10 bps decrease compared to the first quarter of 2020.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2019. Comparing fourth quarter 2019 to fourth quarter 2018, commercial real estate office vacancy remained at 12.3%, retail vacancy decreased from 4.5% to 4.3%, and industrial vacancy decreased from 4.8% to 4.7%. As of the fourth quarter 2020, both industrial and office vacancy increased compared to 2019, with industrial vacancy of 5.7% and office of 13.9%. In line with industrial and office vacancy, retail vacancy also increased to 7.7%. 2021 figures were not available at the time of this report.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2018 through December 31, 2019. Some fluctuation occurred in 2019 but as of December 31, 2019 absorption was a positive 129,414 square feet (SF) for office, 568,000 SF for retail, and 120,000 SF for industrial. For the fourth quarter of 2020, office space decreased while industrial space increased; office had net loss of 466,000 SF and industrial had a net absorption of 1,969,000 SF. Overall, for the year 2020, office had a net loss of 494,000 SF while industrial had a net absorption of 2,660,000 SF which was more than three times as high as 2019. Major drivers of occupancy gains in industrial space come from retailers Walmart and Amazon which have seen increased business during the COVID-19 pandemic. For the first quarter of 2021, office space continued the decline with a net loss of 511,000 SF for a 12-month decline of 1,168,000 SF. Industrial space continued the positive trend with net absorption of 903,000 SF and 12-month net absorption of 3,506,000 SF.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2018 through most of 2019, with mixed results by the end of the third quarter 2019 as it was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa. As the COVID-19 pandemic has continued for the past year, office space for Sonoma County and the City of Santa Rosa reported decreased to absorption. For the fourth quarter 2020, the office sector lost 185,000 SF in Sonoma County with Santa Rosa totaling a loss of 136,000 SF of the total 185,000 SF. 2021 data was not available for this report.

Industrial absorption in Sonoma County was also positive through third quarter 2018, however, experienced an increasingly negative absorption since that time. During the third quarter 2019, some improvement was made, however, absorption was still a negative 71,923 SF. As of fourth quarter 2019, industrial absorption improved further to a positive 18,599 SF. In the City of Santa Rosa, industrial absorption began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF. As of September 30, 2019, absorption was a negative 6,876 SF, however, improved as of December 31, 2019 to a positive 81,630 SF. Despite the COVID-19 pandemic, trends for industrial in Sonoma County continued to be positive. For the fourth quarter 2020, industrial absorbed a net 12,000 SF.

In the Greater Sacramento area, commercial lease rates overall have remain stable from December 31, 2018 through December 31, 2019 with lease rates as follows--office: $1.99/SF; retail: $1.41/SF, and industrial: $0.57/SF. The fourth quarter 2020 reported average lease rates for office increased to $2.07/SF a 3.9% increase year over year and industrial increased to $0.58/SF a 1.1% increase year over year. The first quarter 2021 reported an increase to office lease rates to $2.12/SF a 4.7% increase, year over year. Industrial space showed no increase with a rate of $0.58/SF from quarter to quarter but increased 6.9% year over year. Updated retail lease rates for 2021 are not available at this time.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2018 ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross. As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for Class B. Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis). Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers. Subsequent data for Santa Rosa is no longer available nor is there any retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above, or thereafter.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint. There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family. The Bank’s multi-family loan portfolio is widely spread geographically throughout California. Sacramento data is currently being used below as it is the Bank’s largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from March 31, 2018 through December 31, 2019. The highest occupancy rate within this time range was in third quarter 2019 at 96.9%, and the lowest was first quarter 2018 at 96.3%. As of fourth quarter 2019, occupancy was at 96.5%. Monthly lease rates during this period ranged from $1,367 in first quarter 2018 to $1,495 in fourth quarter 2019. As of the third quarter 2020, occupancy totaled 97.3% and lease rates increased to $1,563. For the fourth quarter of 2020 and the first quarter of 2021, occupancy remained steady at 97.4% while lease rates continued to increase to $1,597 for the fourth quarter of 2020 and $1,628 for the first quarter 2021.

The trailing 12-month cap rate from first quarter 2018 through fourth quarter 2019, ranged with some fluctuation from a high of 5.8% in fourth quarter 2019 to a low of 4.8% in the second quarter 2019. As of first quarter 2020, the 12-month cap rate was 5.3%. As of second quarter 2020, the 12-month cap rate is no longer available from the Bank’s normal sources.

Employment. National unemployment, which reached a high of 10.0% at October 31, 2009, had dropped steadily over the years and stabilized. However, the recent global COVID-19 pandemic facing the nation has had a sudden and tremendous impact on unemployment. As of December 31, 2020, the national unemployment rate was 6.7%, an increase compared to February 2020’s 3.9% unemployment rate but a sharp decrease from a high in April 30, 2020 of 14.7% at the start of the pandemic. As of May 31, 2021, the trend in the national unemployment continues the positive trend and is down to 5.8%.

California unemployment was 4.4% at December 31, 2017. As of December 2018 and December 2019, the rate decreased further to 4.3% and 3.9% respectively. The California unemployment rate increased to 9.3% as of December 2020 with further improvement to 7.9% at May 31, 2021. The unemployment rate has improved from a high in April 2020 of 16.2% due to the COVID-19 pandemic. The number of employed Californians increased during years 2017 and 2018, and slowed at year-end 2019. There were 18.7 million at the end of years 2018 and 2019. As of December 2020, the number of employed Californians decreased since year-end 2019 by 1.7 million jobs to 17.0 million. Employed Californians increased by a further 461 thousand as of May 31, 2021 compared to December 31, 2020.

All three of the Bank’s markets reported positive unemployment rate results from year-end 2017 to year-end 2019 with an increase in unemployment in 2020 due to the COVID-19 pandemic. When comparing December 31, 2017 to December 31, 2018, unemployment rates increased slightly from 3.9% to 4.0% in the Sacramento MSA and decreased from 2.9% to 2.6% in the Santa Rosa-Petaluma MSA. As of December 31, 2019, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.2% and 2.4%, respectively. Over the same period, Amador County’s unemployment has improved decreasing to 4.3% at December 31, 2017, 4.0% at December 31, 2018, and 3.6% at December 31, 2019.

For December 2020, unemployment rates increased in all areas compared to year-end 2019 as follows: Sacramento MSA increased from 3.2% to 7.6%, Santa-Rosa-Petaluma MSA increased from 2.4% to 6.6%, and Amador County from 3.6% to 8.1%. All three areas of the Bank’s market area have continued to show improvement in unemployment since April/May 2020, the beginning of the COVID-19 pandemic, but still higher than year-end 2019.

For May 2021, the unemployment rate continued to improve in all areas compared to the start of the COVID-19 pandemic and December 2020 as follows: Sacramento MSA decreased to 6.3%, Santa Rosa-Petaluma MSA decreased to 5.3% and Amador county decreased to 6.3%. The unemployment rate for each of the areas continue to improve from the start of the pandemic as restrictions are lifted and workers are able to return to work as businesses reopen fully.

Job growth was positive in all of the Bank’s markets prior to the COVID-19 pandemic. As of December 2019, the number employed decreased slightly in the Sacramento MSA and Santa Rosa MSA, 0.19% and 0.39% respectively, while Amador County increased the number employed 2.08%. Job growth decreased as of December 2020 compared to December 2019 due to the COVID-19 pandemic.

Compared to the number employed in the Sacramento MSA employment decreased by 64,000 jobs or 5.96% from December 2019, Santa Rosa MSA lost 33,000 jobs or 12.97% compared to December 2019, and Amador County lost 1,180 jobs or 8.27% compared to December 2019. However, the December 2020 results reflect an increase in job growth for all three areas compared to May 2020. The number employed in the Sacramento MSA increased by 93,000 jobs or 10.11% from May 2020, Santa Rosa MSA gained 48,600 jobs or 25.88% compared to May 2020, and Amador County gained 1,290 jobs or 10.83% compared to May 2020. Although the local economy continues to be impacted by the COVID-19 pandemic, unemployment for the Bank’s market area shows improvement as businesses are allowed to reopen with case numbers decreasing across the region. For May 2021, the Sacramento MSA increased jobs by 8,900 jobs, the Santa Rosa MSA increased jobs by 9,000 jobs and Amador county jobs increased by 480 jobs.

California, as a whole, showed an increase in employment numbers year over year between May 2020 and May 2021 with an increase of 1,888,700 jobs. All markets of the Bank showed a similar trend as the statewide trend. The Sacramento MSA had a year over year increase of 92,900 jobs between May 2020 and May 2021, or 10.1%. The unemployment rate in the Sacramento MSA was 6.7% as of May 2021. The Santa Rosa MSA had a year over year increase in jobs of 21,900 or 10.5 and had an unemployment rate of 5.3% as of May 2021. Amador County had a year over year increase of 1,690 jobs or 14.2% and had an unemployment rate of 6.3% as of May 2021.

Balance Sheet Review

American River Bankshares’ assets totaled $906.1 million at June 30, 2021, compared to $869.0 million at December 31, 2020, and $870.9 million at June 30, 2020.

Net loans totaled $427.9 million at June 30, 2021, compared to $471.9 million at December 31, 2020, and $460.4 million at June 30, 2020.

The loan portfolio at June 30, 2021 included: real estate loans of $339.9 million (78% of the portfolio), Paycheck Protection Program Loans (“PPP”) of $25.8 million (6% of the portfolio), commercial loans of $35.2 million (8% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $34.8 million (8% of the portfolio). The real estate loan portfolio at June 30, 2021 includes: owner-occupied commercial real estate loans of $89.0 million (26% of the real estate portfolio), investor commercial real estate loans of $155.1 million (46% of the real estate portfolio), multi-family real estate loans of $46.3 million (14% of the real estate portfolio), construction and land development loans of $21.8 million (6% of the real estate portfolio) and residential real estate loans of $27.7 million (8% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, other assets and other real estate owned (“OREO”). Nonperforming loans include all such loans that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. NPAs were $800,000 at June 30, 2021 and December 31, 2020 compared to $865,000 at June 30, 2020. The NPAs to total assets ratio remained at 0.09% at the end of June 2021 from December 31, 2020 and decreased from 0.10% one year ago.

The lone NPA at June 30, 2021 and at December 31, 2020 was an OREO property totaling $800,000 compared to a balance of $846,000 at June 30, 2020. During the fourth quarter of 2020, the book value of this OREO property was written down by $46,000 to $800,000 from $846,000 due to an updated appraisal. At June 30, 2021, December 31, 2020 and June 30, 2020 there was no valuation allowance for OREO properties.

Loans measured for impairment were $6.9 million at the end of June 2021, a decrease from $7.0 million at December 31, 2020, and a decrease from $7.1 million at the end of June 2020. Specific reserves of $102,000 were held on the impaired loans at June 30, 2021, compared to $112,000 at December 31, 2020 and $130,000 at June 30, 2020. There was a $410,000 reversal in provision for loan losses in the second quarter of 2021 compared to a $545,000 provision for the second quarter of 2020. The Company had net recoveries of $2,000 in the second quarter of 2021, compared to net recoveries of $16,000 in the second quarter of 2020. There was a $410,000 reversal in provision for loan losses in the first half of 2021 compared to $1.0 million in provision for the first half of 2020. For the first six months of 2021, the Company had net recoveries of $70,000 compared to net recoveries of $20,000 in the first six months of 2020. The Company continues to gather the latest information available to perform and update its impairment analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic and stimulus programs implemented by the U.S. and State Governments, the Company will update the impairment analysis, which could lead to further charges to the ALLL. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

During 2020, the Company diligently worked with our borrowers to provide loan payment relief to those affected by the COVID-19 pandemic. At June 30, 2021, all remaining such arrangements have returned to their contractual loan terms, and are current to those terms.

During 2020, the Company funded 477 PPP loans totaling $80.2 million and in 2021 the Company funded an additional 203 PPP loans totaling $26.0 million. As of June 30, 2021, 178 of these loans, totaling $25.8 million remained, with the difference being loans forgiven or paid down. The unamortized processing fees related to these PPP loans was $702,000, $87,000 of which was related to PPP loans funded in 2020 and $615,000 was related to PPP loans funded in 2021.

Investment securities, which excludes $4.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $312.2 million at June 30, 2021, up 1.7% from $307.0 million at December 31, 2020 and up 23.7% from $252.4 million at June 30, 2020. At June 30, 2021, the investment portfolio was comprised of 93% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 5% obligations of states and political subdivisions, and 2% corporate bonds.

At June 30, 2021, total deposits were $787.7 million, compared to $744.2 million at December 31, 2020 and $741.7 million one year ago. Core deposits increased 6.8% to $718.1 million at June 30, 2021 from $672.2 million at June 30, 2020 and increased 6.4% from $675.0 million at December 31, 2020. The Company considers all deposits except time deposits as core deposits.

At June 30, 2021, noninterest-bearing demand deposits accounted for 42% of total deposits, interest-bearing demand accounts were 13%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 9% of total deposits. At June 30, 2020, noninterest-bearing demand deposits accounted for 42% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 27% and time certificates were 9% of total deposits.

Shareholders’ equity increased $2.2 million (2.4%) to $95.3 million at June 30, 2021 compared to $93.1 million at December 31, 2020 and $5.0 million (5.6%) from $90.3 million at June 30, 2020. The increase in equity from December 31, 2020 was due to a $4.2 million increase in Retained Earnings due to the net income for the year less cash dividends declared ($833,000), plus a $380,000 million increase in common stock from equity compensation offset by a $2.4 million decrease in accumulated other comprehensive income related to a decrease in the unrealized gain on securities.

Net Interest Income

The net interest income during the second quarter of 2021 increased $673,000 (10.3%) to $7.2 million from $6.5 million in the second quarter of 2020 and for the six months ended June 30, 2021, net interest income increased $1.6 million (12.7%) to $14.3 million from $12.7 million for the six months ended June 30, 2020. The net interest margin as a percentage of average earning assets was 3.44% in the second quarter of 2021, compared to 3.58% in the first quarter of 2021 and 3.48% in the second quarter of 2020. For the six months ended June 30, 2021 the net interest margin was 3.51% compared to 3.60% for the six months ended June 30, 2020. Interest income for the second quarter of 2021 increased $425,000 (6.1%) to $7.4 million from $7.0 million for the second quarter of 2020 and for the six months ended June 30, 2021, interest income increased $1.1 million (7.8%) to $14.8 million from $13.7 million for the six months ended June 30, 2020.

The average tax equivalent yield on earning assets decreased from 3.72% in the second quarter of 2020 to 3.54% for the second quarter of 2021 and for the six months ended June 30, 2021 decreased to 3.61% from 3.88% for the six months ended June 30, 2020. Much of the decrease in yields for both the three- and six-month period comparisons can be attributed to an overall lower rate environment for investment securities and a large increase in cash held in interest-bearing deposits in banks during this low rate environment. The average balance of interest-bearing deposits in banks increased $9.6 million from $53.4 million to $63.0 million for the second quarter of 2021, while the yield decreased from 0.15% to 0.13% during that same time period. Interest-bearing deposits in banks increased $15.9 million from $31.0 million to $46.9 million for the first half of 2021 while the yield decreased from 0.35% to 0.12%.

The average balance of earning assets increased $83.7 million (11.0%) from $760.0 million in the second quarter of 2020 to $843.7 million in the second quarter of 2021 and for the six months ended June 30, 2021, increased $114.1 million (16.0%) to $829.1 million from $715.0 million for the six months ended June 30, 2020.

Included in interest income on loans are fees recognized on PPP loans. These fees are amortized over the life of the PPP loan and are accelerated once a loan is paid off, primarily through loan forgiveness. PPP loan fees recognized in the second quarter of 2021 were $720,000, compared to $307,000 recognized in the second quarter of 2020 and for the first six months of 2021, the Company recognized $1,392,000 in PPP fees compared to $307,000, in the first six months of 2020. Interest income from PPP loans in the second quarter of 2021 was $120,000, compared to $139,000 recognized in the second quarter of 2020 and for the first six months of 2021, the Company recognized $266,000 in interest income on PPP loans compared to $139,000, in the first six months of 2020.

Interest expense for the second quarter of 2021 decreased $248,000 (54.5%) to $207,000 from $455,000 for the second quarter of 2020 and for the six months ended June 30, 2021 decreased $553,000 (56.3%) to $429,000 from $1.0 million for the six months ended June 30, 2020. The decrease in interest expense is related to a replacement of some higher rate time deposits with lower rate ones and an increase in lower rate interest checking and money market deposits. As time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts. Average time deposits increased $4.5 million (6.4%) from $70.2 million during the second quarter of 2020 to $74.7 million during the second quarter of 2021 and the cost of those funds decreased from 1.09% to 0.48% during that same time period. The average cost of funds decreased from 0.42% in the second quarter of 2020 to 0.18% in the second quarter of 2021. Average interest-bearing deposits increased $18.8 million (7.1%) from $265.9 million during the second quarter of 2020 to $284.7 million during the second quarter of 2021.

Noninterest Income and Expense

Noninterest income for the second quarter of 2021 was $462,000, an increase of $126,000 (37.5%) from $336,000 in the second quarter of 2020 and was $1.1 million, an increase of $265,000 (33.6%) for the six months ended June 30, 2021 from $788,000 in the first six months of 2020. For both periods, the increase in noninterest income was predominately related to an increase in gain on sale of securities from no gain in the second quarter of 2020 to a gain of $22,000 in the second quarter of 2021 and from $38,000 in the first half of 2020 to $194,000 for the first half of 2021. Service charges also increased from $111,000 in the second quarter of 2020 to $184,000 in 2021 and from $266,000 in the first half of 2020 to $348,000 in the first half of 2021.

Noninterest expense increased $753,000 (19.2%) to $4.7 million for the second quarter of 2021 from $3.9 million in the second quarter of 2020 and increased $600,000 (7.4%) from $8.1 million for the six months ended June 30, 2020 to $8.7 million for the same period in 2021.  The increase is primarily due to an increase in salaries and employee benefits of $490,000 (19.5%) from the second quarter of 2020 to 2021 and $387,000 (7.2%) from the first half of 2020 to the first half of 2021 due to a decrease in deferred direct loan origination costs, which increased salary expense. The increase in noninterest expense is also due to an increase in other expense of $287,000 (30.5%) from $940,000 in the second quarter of 2020 to $1.2 million in the second quarter of 2021. The primary reason for the increase in other expense was related to merger expenses of $431,000 and are related to the pending merger with Bank of Marin Bancorp.

The fully taxable equivalent efficiency ratio for the second quarter of 2021 increased to 60.6% from 56.7% for the second quarter of 2020 and for the six months ended June 30, 2021, decreased to 56.4% from 59.8% for the six months ended June 30, 2020. The primary reason for the increased efficiency ratio in the second quarter of 2021 compared to the second quarter of 2020 was related to the $431,000 merger related expenses.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2021 increased by $376,000 (57.5%) from $654,000 in the second quarter of 2020 to $1.0 million in the second quarter of 2021 and increased $892,000 (77.5%) from $1.2 million in the first six months of 2020 to $2.0 million in 2021. The higher provision for taxes in 2021 compared to 2020 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation in 2021 compared to 2020, an increase in taxable income in 2021 compared to 2020, and non-tax-deductible merger related expenses in 2021.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We provide financial expertise and exceptional service to complement a full suite of banking products and services to meet the needs of the communities we serve. For more information, call (800) 544-0545 or visit our website at AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value, taxable equivalent basis, and net income and certain ratios adjusted for merger related expenses.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan losses and income taxes (pretax, pre-provision income) adds back both the provision for loan losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2020 and 2021 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments. The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue. The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Income adjusted for Merger Related Expenses (non-GAAP financial measures)

On April 19, 2021, the Company announced that it had entered into an Agreement to Merge and Plan of Reorganization (the “Agreement”) with Bank of Marin Bancorp.   As part of this Agreement, the Company will have expenses that are solely related to this transaction and are not normal operating expenses. Net Income adjusted for Merger Related Expenses excludes these expenses. In addition, we have calculated certain operating ratios and diluted earnings per share excluding these expenses.

Forward-Looking Statements

Certain matters discussed in this release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may contain words related to future projections including, but not limited to, words such as “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “should,” “could,” “would,” and variations of those words and similar words that are subject to risks, uncertainties and other factors that could cause actual results to differ significantly from those projected. Factors that could cause or contribute to such differences include, but are not limited to, the following: the adverse effects of the COVID-19 pandemic on the economy, our business, borrowers, customers and employees and the impact of local, state and federal governments in response to the pandemic, including various government stimulus packages; current and future legislation and regulation promulgated by the United States Congress and actions taken by governmental agencies that may impact the U.S. financial system; the risks presented by economic volatility and recession, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations and loan portfolio delinquency rates; variances in the actual versus projected growth in assets and return on assets; potential loan losses; potential expenses associated with resolving nonperforming assets; changes in the interest rate environment including interest rates charged on loans, earned on securities investments and paid on deposits and other borrowed funds; competitive effects; the effects of strategic transactions we are a party to; inadequate internal controls over financial reporting or disclosure controls and procedures; changes in accounting policies and practices and the effects of adopting ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“CECL”); potential declines in fee and other noninterest income earned associated with economic factors; general economic conditions nationally, regionally, and within our operating markets could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; changes in the regulatory environment including increased capital and regulatory compliance requirements and government intervention in the U.S. financial system; changes in business conditions and inflation; changes in securities markets, public debt markets, and other capital markets; potential data processing, cybersecurity and other operational systems failures, breach or fraud; potential decline in real estate values in our operating markets; the effects of uncontrollable events such as terrorism, the threat of terrorism or the impact of military conflicts in connection with the conduct of the war on terrorism by the United States and its allies, natural disasters (including earthquakes and wildfires), pandemic disease and viruses, and disruption of power supplies and communications; changes in accounting standards, tax laws or regulations and interpretations of such standards, laws or regulations; projected business increases following any future strategic expansion could be lower than expected; the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings; our ability to comply with any regulatory orders or requirements we may become subject to; the effects and costs of litigation, regulatory, and other legal developments; the reputation of the financial services industry could experience deterioration, which could adversely affect our ability to access markets for funding and to acquire and retain customers; the possibility that the announced merger with Bank of Marin Bancorp (“Marin Bancorp”) does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; the businesses of the Company and Marin Bancorp may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; changes in the Company’s or Marin Bancorp’s stock price before the effective time of the merger, including as a result of financial performance, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, or that expected revenue synergies and cost savings from the announced merger with Marin Bancorp may not be fully realized or realized within the expected time frame, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, the effect of pandemic disease (including Covid-19) and the degree of competition in the geographic and business areas in which the Company and Marin Bancorp operate; the ability to promptly and effectively integrate the businesses of the Company and Marin Bancorp; the reaction to the merger transaction of the companies’ clients, employees and counterparties; diversion of time of directors, management and other employees on merger-related issues; and the efficiencies we may expect to receive from any investments in personnel and infrastructure may not be realized. In addition, the factors set forth under “Item 1A - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other cautionary statements and information set forth in the Company’s other periodic filings with the SEC should also be carefully considered and understood as being applicable to all related forward-looking statements contained in this release.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
ASSETS	2021	2020	2020
Cash and due from banks	$16,884	$14,030	$17,472
Federal funds sold	-	-	-
Interest-bearing deposits in banks	101,196	28,479	95,230
Investment securities	312,200	306,978	252,353
Loans:
Commercial	35,214	38,976	40,014
Paycheck Protection Program loans ("PPP")	25,805	55,546	75,804
Real estate
Commercial	244,108	251,348	215,508
Multi-family	46,322	48,760	48,421
Construction	21,796	18,424	26,849
Residential	27,643	32,329	29,034
Agriculture	5,831	6,091	6,152
Consumer	28,930	28,804	27,585
	435,649	480,278	469,367
Deferred loan origination (fees) costs, net	(1,458)	(1,797)	(2,729)
Allowance for loan losses	(6,288)	(6,628)	(6,198)
Loans, net	427,903	471,853	460,440
Bank premises and equipment, net	933	1,002	979
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,857	4,212	4,212
Other real estate owned, net	800	800	846
Accrued interest receivable and other assets	24,960	25,316	23,065
	$906,054	$868,991	$870,918

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$328,344	$330,095	$310,502
Interest checking	106,789	82,045	77,930
Money market	188,564	175,541	199,941
Savings	94,377	87,315	83,830
Time deposits	69,607	69,181	69,447
Total deposits	787,681	744,177	741,650
Short-term borrowings	3,000	7,000	17,000
Long-term borrowings	10,787	13,787	10,460
Accrued interest and other liabilities	9,263	10,932	11,538
Total liabilities	810,731	775,896	780,648

SHAREHOLDERS' EQUITY
Common stock	$31,341	$30,961	$30,745
Retained earnings	60,158	55,978	52,927
Accumulated other comprehensive income	3,824	6,156	6,598
Total shareholders' equity	95,323	93,095	90,270
	$906,054	$868,991	$870,918

Ratios:
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Net charge-offs (recoveries) to average loans (annualized at June 30,
2021 and 2020)	0.00%	0.01%	-0.01%
Allowance for loan losses to total loans	1.45%	1.39%	1.33%
Allowance for loan losses to total non PPP loans	1.54%	1.56%	1.58%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.36%	8.37%	8.49%
Common Equity Tier 1 Risk-Based Capital	16.35%	15.10%	15.62%
Tier 1 Risk-Based Capital Ratio	16.35%	15.10%	15.62%
Total Risk-Based Capital Ratio	17.60%	16.36%	16.88%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.37%	8.29%	8.42%
Tier 1 Risk-Based Capital Ratio	16.35%	14.96%	15.48%
Total Risk-Based Capital Ratio	17.60%	16.21%	16.73%

Nonperforming loans	-	-	-
Nonperforming assets	800	800	865

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2021	2020	Change	2021	2020	Change
Interest income	$7,400	$6,975	6.1%	$14,754	$13,690	7.8%
Interest expense	207	455	(54.5)%	429	982	(56.3)%
Net interest income	7,193	6,520	10.3%	14,325	12,708	12.7%
Provision for (reversal of) loan losses	(410)	545	(175.2)%	(410)	1,040	(139.4)%
Noninterest income:
Service charges on deposit accounts	184	111	65.8%	348	266	30.8%
Gain on sale of securities	22	-	N/A %	194	38	410.5%
Other noninterest income	256	225	13.8%	511	484	5.6%
Total noninterest income	462	336	37.5%	1,053	788	33.6%
Noninterest expense:
Salaries and employee benefits	3,001	2,511	19.5%	5,763	5,376	7.2%
Occupancy	251	259	(3.1)%	510	515	(1.0)%
Furniture and equipment	125	139	(10.1)%	259	282	(8.2)%
Federal Deposit Insurance Corporation assessments	61	49	24.5%	115	76	51.3%
Expenses related to other real estate owned	4	18	(77.8)%	8	23	(65.2)%
Other expense	1,227	940	30.5%	2,077	1,860	11.7%
Total noninterest expense	4,669	3,916	19.2%	8,732	8,132	7.4%
Income before provision for income taxes	3,396	2,395	41.8%	7,056	4,324	63.2%
Provision for income taxes	1,030	654	57.5%	2,043	1,151	77.5%
Net income	$2,366	$1,741	35.9%	$5,013	$3,173	58.0%

Basic earnings per share	$0.40	$0.30	33.3%	$0.85	$0.54	57.4%
Diluted earnings per share	$0.40	$0.30	33.3%	$0.84	$0.54	55.6%

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.44%	3.48%		3.51%	3.60%

Average diluted shares outstanding	5,951,585	5,879,219		5,939,100	5,881,387

Operating Ratios:
Return on average assets	1.03%	0.85%		1.12%	0.83%
Return on average equity	10.14%	7.98%		10.83%	7.39%
Return on average tangible equity	12.28%	9.81%		13.13%	9.11%
Efficiency ratio (fully taxable equivalent)	60.62%	56.71%		56.44%	59.79%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income taxes to net income.

	Second	Second		For the Six Months
	Quarter	Quarter		Ended June 30,
	2021	2020		2021	2020
Reported net income	$2,366	$1,741		$5,013	$3,173
Provision for (reversal of) loan losses	(410)	545		(410)	1,040
Provision for income taxes	1,030	654		2,043	1,151
Pretax, pre-provision net income	$2,986	$2,940		$6,646	$5,364

The following table arrives at net income, diluted earnings per share, and operating ratios, excluding merger related costs.

	Second	Second		For the Six Months
	Quarter	Quarter		Ended June 30,
	2021	2020		2021	2020
Reported net income	$2,366	$1,741		$5,013	$3,173
Merger related expenses	431	-		431	-
Net income, excluding merger related costs	$2,797	$1,741		$5,444	$3,173

Diluted earnings per share, excluding merger related costs	$0.47	$0.30		$0.92	$0.54

Operating Ratios (excluding merger related costs):
Return on average assets	1.22%	0.85%		1.22%	0.83%
Return on average equity	11.99%	7.98%		11.77%	7.39%
Return on average tangible equity	14.52%	9.81%		14.26%	9.11%
Efficiency ratio (fully taxable equivalent)	55.02%	56.71%		53.65%	59.79%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2021	2021	2020	2020	2020
Interest income	$7,400	$7,354	$7,155	$7,055	$6,975
Interest expense	207	222	265	335	455
Net interest income	7,193	7,132	6,890	6,720	6,520
Provision for (reversal of) loan losses	(410)	-	35	445	545
Noninterest income:
Service charges on deposit accounts	184	164	119	115	111
Gain on sale of securities	22	172	-	-	-
Other noninterest income	256	255	245	259	225
Total noninterest income	462	591	364	374	336
Noninterest expense:
Salaries and employee benefits	3,001	2,762	2,937	2,889	2,511
Occupancy	251	259	258	258	259
Furniture and equipment	125	134	136	140	139
Federal Deposit Insurance Corporation assessments	61	54	69	62	49
Expenses related to other real estate owned	4	4	54	4	18
Other expense	1,227	850	904	870	940
Total noninterest expense	4,669	4,063	4,358	4,223	3,916
Income before provision for income taxes	3,396	3,660	2,861	2,426	2,395
Provision for income taxes	1,030	1,013	758	647	654
Net income	$2,366	$2,647	$2,103	$1,779	$1,741

Basic earnings per share	$0.40	$0.45	$0.36	$0.30	$0.30
Diluted earnings per share	$0.40	$0.45	$0.36	$0.30	$0.30

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.44%	3.58%	3.46%	3.42%	3.48%

Average diluted shares outstanding	5,951,585	5,921,958	5,899,490	5,886,304	5,879,219
Shares outstanding-end of period	5,990,514	5,962,466	5,937,529	5,938,009	5,938,009

Operating Ratios (annualized):
Return on average assets	1.03%	1.21%	0.96%	0.82%	0.85%
Return on average equity	10.14%	11.54%	9.12%	7.79%	7.98%
Return on average tangible equity	12.28%	14.00%	11.10%	9.49%	9.81%
Efficiency ratio (fully taxable equivalent)	60.62%	52.29%	59.49%	59.12%	56.71%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income taxes to net income.

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2021	2021	2020	2020	2020
Reported net income	$2,366	$2,647	$2,103	$1,779	$1,741
Provision for (reversal of) loan losses	(410)	-	35	445	545
Provision for income taxes	1,030	1,013	758	647	654
Pretax, pre-provision net income	$2,986	$3,660	$2,896	$2,871	$2,940

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2021			2020
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$445,864	$5,656	5.09%	$427,494	$5,084	4.78%
Tax-exempt loans	18,508	231	5.01%	20,783	245	4.74%
Taxable investment securities	311,249	1,499	1.93%	252,928	1,632	2.60%
Tax-exempt investment securities	5,077	40	3.16%	5,372	43	3.22%
Federal funds	-	-	N/A	-	-	N/A
Interest-bearing deposits in banks	62,985	21	0.13%	53,399	20	0.15%
Total earning assets	843,683	7,447	3.54%	759,976	7,024	3.72%
Cash & due from banks	39,944			29,142
Other assets	42,090			39,844
Allowance for loan losses	(6,750)			(5,724)
	$918,967			$823,238

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$284,725	$57	0.08%	$265,937	$175	0.26%
Savings	94,563	6	0.03%	78,891	7	0.04%
Time deposits	74,688	90	0.48%	70,208	191	1.09%
Other borrowings	15,457	54	1.40%	24,140	82	1.37%
Total interest bearing liabilities	469,433	207	0.18%	439,176	455	0.42%
Noninterest bearing demand deposits	345,009			284,831
Other liabilities	10,933			11,515
Total liabilities	825,375			735,522
Shareholders' equity	93,592			87,716
	$918,967			$823,238
Net interest income & margin		$7,240	3.44%		$6,569	3.48%

Six months ended June 30,	2021			2020
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$454,134	$11,260	5.00%	$400,160	$9,759	4.90%
Tax-exempt loans	18,611	464	5.03%	22,140	523	4.75%
Taxable investment securities	304,011	3,014	2.00%	256,260	3,371	2.65%
Tax-exempt investment securities	5,409	81	3.02%	5,409	88	3.27%
Federal funds	-	-	N/A	-	-	N/A
Interest-bearing deposits in banks	46,897	29	0.12%	31,007	54	0.35%
Total earning assets	829,062	14,848	3.61%	714,976	13,795	3.88%
Cash & due from banks	37,548			22,494
Other assets	41,999			40,340
Allowance for loan losses	(6,748)			(5,471)
	$901,861			$772,339

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$275,859	$118	0.09%	$248,080	$379	0.31%
Savings	92,830	12	0.03%	76,710	14	0.04%
Time deposits	74,482	183	0.50%	70,498	420	1.20%
Other borrowings	18,107	116	1.29%	20,559	169	1.65%
Total interest bearing liabilities	461,278	429	0.19%	415,847	982	0.47%
Noninterest bearing demand deposits	335,645			258,695
Other liabilities	11,636			11,400
Total liabilities	808,559			685,942
Shareholders' equity	93,302			86,397
	$901,861			$772,339
Net interest income & margin		$14,419	3.51%		$12,813	3.60%